Exhibit 3.1
VICI PROPERTIES INC.

ARTICLES OF AMENDMENT

    VICI Properties Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:     The Articles of Amendment and Restatement (the “Charter”) of the Corporation are hereby amended by amending ARTICLE VI, Section 6.1 of the Charter by changing (i) the authorized number of shares of stock that the Corporation is authorized to issue from 750,000,000 to 1,000,000,000, (ii) the authorized number of shares of Common Stock that the corporation is authorized to issue from 700,000,000 to 950,000,000 and (iii) the aggregate par value of all authorized shares of stock having par value from $7,500,000 to $10,000,000.

SECOND:     The amendment to the Charter as set forth above has been approved by a majority of the entire Board of Directors of the Corporation. Stockholder approval of the amendment is not required pursuant to Section 2-105(a)(13) of the Maryland General Corporation Law and Article VI, Section 6.1 of the Charter.

THIRD:     Immediately prior to the above amendment, the Corporation had authority to issue 750,000,000 shares of stock, consisting of 700,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of all classes of stock having par value was $7,500,000.

FOURTH:     The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 1,000,000,000, consisting of 950,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of all classes of stock having par value is $10,000,000.

FIFTH:     The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the foregoing amendment.

SIXTH:     These Articles of Amendment shall become effective at 12:01 a.m., Eastern Time, on March 2, 2021.

SEVENTH:     The undersigned Chief Financial Officer acknowledges these Articles of Amendment to be the corporate act of the Company, and as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 1st day of March, 2021.

ATTEST:	VICI PROPERTIES INC.

/s/ Samantha S. Gallagher	By:	/s/ David A. Kieske
Samantha S. Gallagher		David A. Kieske
Executive Vice President, General Counsel and Secretary		Chief Financial Officer